UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 1, 2007

OCCULOGIX, INC.
(Exact name of Registrant as specified in its Charter)

Delaware (State or other Jurisdiction of Incorporation)	000 51030 (Commission File Number)	59-343-4771 (IRS Employer Identification No.)

2600 Skymark Avenue, Unit 9, Suite 201
Mississauga, Ontario L4W 5B2
(Address of principal executive offices)

Registrant’s telephone number, including area code: (905) 602-0887

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events

On November 1, 2007, OccuLogix, Inc. (the “Company”) announced that the Company’s board of directors and management have suspended indefinitely its RHEO™ System clinical development program in dry age-related macular degeneration.  The decision to suspend indefinitely the Company’s RHEO™ System clinical development program in dry age-related macular degeneration was made following a comprehensive review of the respective costs and development timelines associated with all of the products in the Company’s portfolio and in view of the Company’s current financial position.  The Company currently is not generating cash from operations, and most of its cash has been, and is being, utilized to fund its operations and to fund deferred acquisition payments.  Unless the Company is able to raise additional capital, the Company will not have sufficient cash to support its operations beyond early 2008.  For some time, the Company has been seeking to raise additional capital, with the objective of securing funding sufficient to sustain its operations.  To date, other than the February 6, 2007 private placement of shares of its common stock and warrants for total gross proceeds of U.S.$10,016,000, the Company’s capital-seeking efforts have not culminated in a successful transaction.  Although the Company is continuing its capital-raising efforts, there can be no assurance that it will achieve this objective.  As first announced on October 9, 2007, the Company’s management and advisors are exploring the full range of strategic alternatives which may include, but are not limited to, the raising of capital through the sale of securities, one or more strategic alliances and the combination, sale or merger of all or part of the Company.  There can be no assurance that this ongoing exploration of strategic alternatives will result in a successful transaction.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1           Press Release of OccuLogix, Inc. dated November 1, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCULOGIX, INC.
Date: November 5, 2007	By:	/s/Elias Vamvakas
Elias Vamvakas Chief Executive Officer